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                  Baxter International Inc. and Subsidiaries

      Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                   (Unaudited - in millions, except ratios)

- - -------------------------------------------------------------------------------------------
Year ended December 31                     1995       1994       1993       1992       1991
Income (loss) from continuing operations
 before income tax expense (benefit)       $524       $559       $(74)      $510       $431
Add:
  Interest costs                            117        120        109        100        110
  Estimated interest included
   in rentals (1)                            29         31         31         29         24
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Fixed charges as defined                    146        151        140        129        134
  Interest costs capitalized                 (3)        (2)        (5)        (5)        (4)
  Losses of less than majority owned
   affiliates, net of dividends              10         18         27         34         32
- - -------------------------------------------------------------------------------------------

  Income (loss) as adjusted                $677       $726        $88       $668       $593
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Ratio of earnings to fixed charges         4.64       4.80       0.63       5.18       4.42
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Three months ended March 31                                                            1996

Income from continuing operations before
 income tax expense                                                                    $188
Add:
  Interest  costs                                                                        30
  Estimated interest included in rentals (1)                                              7
- - -------------------------------------------------------------------------------------------

Fixed charges as defined                                                                 37
  Interest costs capitalized                                                            (1)
  Losses of less than majority
    owned affiliates, net of dividends                                                   1
- - -------------------------------------------------------------------------------------------

  Income as adjusted                                                                   $226
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Ratio of earnings to fixed charges                                                     6.09
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

(1) Represents the estimated interest portion of rents.




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